SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 17, 2002

USEC Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14287	52-2107911

(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

2 Democracy Center
6903 Rockledge Dr.
Bethesda, MD	20817

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (301) 564-3200

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events.

A. Russian Contract

     USEC Inc. (“USEC” or the “Company”) announced on June 19, 2002 that the U.S. and Russian governments had approved implementation of new, market-based pricing terms for the remaining 12 years of the historic Megatons to Megawatts national security program. USEC, executive agent of the U.S. government, and OAO Techsnabexport (“Tenex”), executive agent of the Russian government, are parties to a contract (the “Russian Contract”) under which USEC purchases the SWU or enrichment component of low-enriched uranium (“LEU”) recovered from dismantled nuclear weapons from the former Soviet Union for use as fuel in USEC customers’ commercial nuclear power plants.

     USEC announced in February 2002 that it had reached agreement with Tenex on an amendment to the Russian Contract that creates a market-based mechanism to determine prices beginning in calendar year 2003 and continuing through 2013, the remaining term of the agreement. In consideration for this stable and economic structure for the future, USEC agreed to extend the calendar year 2001 price of $90.42 per SWU through calendar year 2002 (i.e., the last two quarters of USEC’s fiscal year 2002, and the first two quarters of USEC’s fiscal year 2003). The agreement reached by USEC and Tenex was subject to the approval of the U.S. and Russian governments. Approval by the governments was announced by the U.S. Department of State on June 19, 2002.

     Beginning in calendar year 2003, the price under the Russian Contract will be determined using a discount from an index of international and U.S. price points, including both long-term and spot prices. A multi-year retrospective of this index will be used to minimize the disruptive effect of any short-term market price swings.

     USEC has committed to purchase 5.5 million SWU annually from Tenex from calendar year 2002 through calendar year 2012, and such amount in calendar year 2013 as may be required to ensure that over the life of the Russian Contract USEC has purchased the SWU contained in 500 metric tons of highly enriched uranium (“HEU”). USEC also has agreed to purchase over two or more years after calendar year 2002 a total of approximately 1.6 million SWU that USEC had ordered in 1999 but Tenex had not been able to deliver.

     The amendment also provides that after the end of calendar year 2007 USEC and Tenex will agree on appropriate adjustments, if necessary, to ensure that Tenex receives at least $7.565 billion from the sale of SWU under the Russian Contract over the 20-year term of the agreement.

B. DOE-USEC Agreement

     USEC announced on June 18, 2002 that the Company and the U.S. Department of Energy (“DOE”) had signed an Agreement (the “DOE-USEC Agreement”) whereby both USEC and DOE make long-term commitments directed at resolving a number of outstanding issues bearing on the stability and security of the domestic uranium enrichment industry.

     The following is a summary of the DOE-USEC Agreement.

     Russian Contract. USEC has agreed to purchase, if made available by the Russian executive agent, 5.5 million SWU per calendar year contained in LEU derived from at least 30 metric tons per year of weapons-origin HEU.

     The DOE-USEC Agreement provides that DOE will recommend against removal, in whole or in part, of USEC as the U.S. executive agent under the Russian Contract as long as USEC orders the specified amount of SWU from the Russian executive agent and complies with its obligations under the DOE-USEC Agreement and the Russian Contract. The DOE-USEC Agreement does not affect the ability of USEC to resign, or the U.S. government to terminate USEC, as the U.S. executive agent, upon the provision of proper advance notice as provided in the April 1997 Memorandum of Agreement with the U.S. Department of State and DOE.

     Replacing Out-of-Specification Natural Uranium Inventory. USEC has previously reported that limited samples of certain natural uranium transferred to USEC from DOE prior to privatization contain elevated levels of technetium that would put the material out of specification. The total amount of uranium inventory that may be impacted is approximately 9,500 metric tons. Under the DOE-USEC Agreement, DOE has agreed to replace any natural uranium that was determined to be out-of-specification.

     Replacement or remediation of any out-of-specification natural uranium inventory will be accomplished by (i) USEC cleaning up a portion of the material with USEC being compensated by DOE for the clean-up costs as described below, (ii) DOE replacing a portion of the material and (iii) DOE endeavoring to engage third parties to determine whether any remaining out-of-specification uranium can be replaced, remedied or exchanged.

     USEC has agreed to operate facilities at the Portsmouth plant at its own expense (other than site infrastructure expenses, which will be paid by DOE) for 15 months in order to remove contaminants from a portion of the out-of-specification uranium. USEC estimates the cost to operate these facilities will be $21 million through October 2003. To compensate USEC for these clean-up costs, DOE will take title to all depleted uranium generated by USEC at the Paducah GDP during fiscal years 2002 and 2003, and half of the depleted uranium generated in fiscal years 2004 and 2005, up to a maximum of 23.3 million kilograms of uranium (KgU) contained in depleted uranium. (At USEC’s current production level, annual costs accrued for the disposition of depleted uranium would approximate $18 million.) USEC will release the United States from liability with respect to any out-of-specification uranium that is processed or replaced, and in any event will release the United States for liability with respect to at least 2,800 metric tons of natural uranium.

     With respect to remaining out-of-specification natural uranium, the liability for which has not been released by USEC, DOE will attempt to engage third parties to determine whether the remaining material can be replaced, remedied or exchanged. If arrangements for replacement or clean-up of this uranium are not in place by March 31, 2003, then DOE must, at its option, exchange, replace, clean-up or reimburse USEC for 3,293 metric tons of uranium less the amount actually processed at Portsmouth by March 31, 2003, subject to availability of appropriated funds and legislative authority for this purpose. Although the parties intend to pursue such legislative authority, there can be no assurance that Congress will appropriate such funds and pass requisite legislation.

     DOE’s obligations to replace all out-of-specification natural uranium continue until all such material is replaced or released. DOE’s obligations with respect to the out-of-specification uranium survive any termination of the DOE-USEC Agreement as long as USEC is producing LEU at the Paducah GDP containing at least 1 million SWU per year, or at a new enrichment facility.

     Domestic Enrichment Facilities. USEC has agreed to operate the Paducah GDP at a production rate at or above 3.5 million SWU per year, as measured by USEC’s June 30 fiscal year. Historically, USEC has operated at production rates significantly above this level, and in its current fiscal year USEC will produce about 5 million SWU at the Paducah GDP.

     The 3.5 million annual production level may not be reduced until six months before USEC has completed an advanced enrichment technology facility capable of producing 3.5 million SWU per year. If the Paducah GDP is operated at less than the specified 3.5 million SWU in any given fiscal year, USEC may cure such defect by increasing SWU production to the 3.5 million SWU level in the ensuing fiscal year. This right to cure may be used only once by USEC in each five or six-year lease term.

     USEC has agreed to provide DOE with at least 120 days notice before implementing any plant closing or mass lay off. If USEC does not maintain the requisite level of operations and has not cured the deficiency, USEC is required to waive its exclusive right to lease the Paducah and Portsmouth GDPs. If USEC ceases operations at Paducah or loses its certification from the Nuclear Regulatory Commission (“NRC”), DOE may take such action as it deems necessary to transition operation of the plant from USEC to ensure the continuity of domestic enrichment operations and the fulfillment of supply contracts. In either such event, DOE may be released from its obligations under the DOE-USEC Agreement. USEC will be deemed to have “ceased operations” at the Paducah GDP if it (i) produces less than 1 million SWU or (ii) fails to meet specific maintenance and operational procedures established in the DOE-USEC Agreement.

     USEC has agreed to maintain leased property at the Portsmouth GDP (other than any leased property subject to USEC’s cold standby contract with DOE) in a condition to permit it to be considered as a possible site for USEC’s deployment of an enrichment facility using advanced uranium enrichment technology. If USEC does not maintain the applicable Portsmouth facilities or does not operate the facilities to remove technetium for 15 months as discussed above, USEC will waive any statutory exclusive right it has to lease the Portsmouth GDP and will waive certain of its rights under the lease for the Portsmouth GDP. Additionally, DOE can terminate the DOE-USEC Agreement and be released from its obligations under it.

     Advanced Enrichment Technology. USEC has been exploring alternative uranium technologies with the goal of developing, constructing and deploying a new enrichment facility and process to replace the existing GDPs. DOE spent more than two decades and $3 billion in research and development of an advanced centrifuge, including the construction of a building for centrifuge machines at the Portsmouth GDP. USEC announced in October 2001 that efforts were underway to demonstrate the U.S. centrifuge technology by taking advantage of earlier government development and recent technological advances in construction materials and manufacturing methods.

     The DOE-USEC Agreement provides that USEC will begin operations of an enrichment facility at Paducah or Portsmouth using advanced technology with annual capacity of 1 million SWU (expandable to 3.5 million SWU) in accordance with certain milestones. The milestone schedule contains target dates for various steps culminating in deployment of an advanced enrichment technology facility, including testing, NRC licensing, financing and construction. The milestones require, among other things, that a centrifuge facility (i) begin commercial operations in Portsmouth by January 2009 and achieve an annual capacity of 1 million SWU by March 2010 or (ii) begin commercial operations in Paducah by January 2010 and achieve an annual capacity of 1 million SWU by March 2011.

     If USEC does not meet a milestone and the resulting delay will materially impact its ability to begin commercial operations on schedule, for reasons within its control, DOE may take any of the following actions: (1) terminate the DOE-USEC Agreement and be relieved of its obligations thereunder, (2) require USEC to reimburse DOE any costs caused by DOE expediting decontamination and decommissioning facilities to be used by USEC for advanced technology, (3) require USEC to transfer to DOE royalty free exclusive rights to the centrifuge technology and data in the field of uranium enrichment, (4) require USEC to return any leased facilities upon which the advanced technology project was being or was intended to be constructed, and (5) except for GDP facilities being operated, require USEC to waive its exclusive right to lease the Paducah and Portsmouth plants.

     After USEC has secured firm financing commitments for the construction of a 1 million SWU plant and has begun construction, DOE’s remedies are limited to circumstances where USEC’s gross negligence in project planning and execution is responsible for schedule delays or USEC has abandoned or constructively abandoned the project. In such cases, USEC will be entitled to a reasonable royalty for the use of any intellectual property and data transferred for non-governmental purposes.

     USEC’s commitments under the DOE-USEC Agreement do not change USEC’s plans regarding the third-generation SILEX technology, which USEC will continue to develop at a pace consistent with its stage of development.

     Execution of Cooperative Research and Development Agreement (“CRADA”). DOE has agreed that within 30 days of a request by USEC, DOE will authorize the execution of a CRADA between USEC and the management and operating contractor for DOE’s Oak Ridge National Laboratory (“ORNL”). The CRADA will enable USEC to gain access to DOE’s centrifuge technology, facilities and experts at ORNL. The CRADA will include similar terms as the expired CRADA, provided such terms are not inconsistent with the DOE-USEC Agreement. USEC and DOE have agreed to work together in good faith to negotiate an expanded CRADA that will address the scope of ORNL support of USEC’s demonstration phase and development of the lead cascade for a gas centrifuge facility. On June 19, 2002, pursuant to the terms of the

DOE-USEC Agreement, USEC transmitted to DOE a request for DOE to authorize execution of the CRADA by ORNL.

     General. USEC and DOE have agreed to form a joint working group for the purposes of implementing the advanced technology deployment specified in the DOE-USEC Agreement. USEC and DOE have also agreed to consult with each other as necessary and appropriate to carry out the objectives of the DOE-USEC Agreement, including periodic meetings between the Deputy Secretary of Energy and the President/CEO of USEC. The DOE-USEC Agreement also contains certain force majeure provisions which excuse USEC’s failure to perform under the DOE-USEC Agreement if such failure arises from causes beyond the control and without fault or negligence of USEC. Moreover, the exercise of any of the remedies set forth in the DOE-USEC Agreement is subject to notice and appeal procedures contained therein.

***

     The foregoing summary of the DOE-USEC Agreement is qualified in its entirety by reference to the DOE-USEC Agreement, a copy of which is filed as Exhibit 99.3.

Item 7. Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit No.	Exhibit

99.1	Press Release issued by USEC Inc. on June 18, 2002.
99.2	Press Release issued by USEC Inc. on June 19, 2002.
99.3	Agreement, dated as of June 17, 2002, between the U.S. Department of Energy and USEC Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USEC Inc.

By: /s/ Henry Z Shelton, Jr. Name: Henry Z Shelton, Jr. Title: Senior Vice President and Chief Financial Officer

Date: June 20, 2002

INDEX TO EXHIBITS

Exhibit No.	Exhibit

99.1	Press Release issued by USEC Inc. on June 18, 2002.
99.2	Press Release issued by USEC Inc. on June 19, 2002.
99.3	Agreement, dated as of June 17, 2002, between the U.S. Department of Energy and USEC Inc.